Exhibit (10) BB.

August 14, 2006

Ms. Mary Jane Hellyar
(address intentionally omitted)

Dear Mary Jane:

The purpose of this letter, which will become an agreement once both you and Eastman Kodak Company (“Kodak”) sign it, is to describe certain benefits for which you are eligible under the conditions described below.

1.     Restricted Stock Retention Grant

The Executive Compensation and Development Committee of the Board (“Compensation Committee”) has made a one-time grant to you of 15,000 shares of restricted Kodak common stock under, and subject to, the terms of the 2005 Omnibus Long-Term Compensation Plan. The restrictions on 7,500 shares will lapse on the third anniversary of the date of grant, and the restrictions on the remaining 7,500 shares will lapse on the fifth anniversary of the date of grant. The specific terms, conditions and restrictions of your restricted stock grant will be contained in an award notice delivered to you shortly after the grant date (“Award Notice”). This Letter Agreement is subject to the terms of the Award Notice. If your employment is terminated by Kodak without Cause (defined below), Kodak will recommend to the Compensation Committee that your termination be treated as for an “Approved Reason” under the Award Notice, which, if the Compensation Committee approves Kodak’s recommendation, would permit you to retain any shares that had not vested as of your termination date.

2.     Severance Benefits

A.	In General. If (i) your employment terminates because of a “Disability” (as defined below), or (ii) Kodak terminates your employment for reasons other than “Cause” without offering you a reasonably comparable position commensurate with your experience and background, Kodak will pay you a severance allowance equal to two (2) times your then-current annual total target compensation (base salary plus target award under the Executive Compensation for Excellence and Leadership plan (“EXCEL”)), subject to your satisfaction of the terms of this Section 2. This amount will be paid over the twelve-month period commencing on the six-month anniversary of your last day of work. Payments will be substantially equivalent and generally made consistently with Kodak’s normal payroll cycles (currently bi-weekly), but no less frequently than monthly. Kodak will withhold from the severance allowance all income, payroll and employment taxes required by applicable law or regulation to be withheld. This severance allowance will be paid to you in lieu of any other severance benefit, payment or allowance for which you would otherwise be eligible, except any benefits payable to you under Kodak’s Termination Allowance Plan (“TAP”) or any successor plan thereto. To the extent, however, you are eligible for a severance benefit under TAP (or any successor plan), the benefits payable to you under this Section shall be reduced by the amount of such severance benefit. In no event will any of this severance allowance be “benefits bearing.” In other words, the amount of these benefits will not be taken into account, nor considered for any reason, for purposes of determining any Kodak provided benefits or compensation to which you are or may become eligible.

Ms. Mary Jane Hellyar
August 14, 2006

B.	Continuation of Existing Health, Dental and Basic Life Insurance Coverages. Your existing elections under the Kodak Medical Assistance Plan (“Kmed”) and the Kodak Dental Assistance Plan (“Kdent”) and for Basic Coverage under the Kodak Life Insurance Plus Plan will be continued, and fully paid by Kodak, until the last day of the fourth month immediately following the month of your termination from employment.

C.	Outplacement Services. Outplacement services will be provided to you in the same manner, and on the same terms and conditions, as if you were eligible for “Outplacement Services” pursuant to Article 8 of TAP.

D.	Agreement, Waiver and Release. In order to receive the severance allowance and other benefits described in this Section 2, you must execute immediately prior to your termination of employment a waiver, general release and covenant not to sue in favor of Kodak (the “Agreement, Waiver and Release”), in a form satisfactory to the Senior Vice President and Director, Human Resources, of Kodak. In the event you breach any of the terms of the Eastman Kodak Company Employees’ Agreement or the Agreement, Waiver and Release, in addition to and not in lieu of, any other remedies that Kodak may pursue against you, no further severance allowance payments will be made to your pursuant to this Section and you agree to immediately repay to Kodak all moneys previously paid to you pursuant to this Section.

E.	Cause. For purposes of this letter, “Cause” shall mean:

	i.	your continued failure, for a period of at least 30 calendar days following a written warning, to perform your duties in a manner deemed satisfactory by your supervisor, in the exercise of his/her sole discretion; or

	ii.	your failure to follow a lawful written directive of the Chief Executive Officer or your supervisor; or

	iii.	your willful violation of any material rule, regulation, or policy that may be established from time to time for the conduct of Kodak’s business; provided, however, that for the purposes of determining whether conduct constitutes willful violation, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Kodak;; or

	iv.	your unlawful possession, use or sale of narcotics or other controlled substances, or, performing job duties while illegally used controlled substances are present in your system; or

	v.	any act of omission or commission by you in the scope of your employment (a) which results in the assessment of a civil or criminal penalty against you or Kodak, or (b) which in the reasonable judgment of your supervisor could result in a material violation of any foreign or U.S. federal, state or local law or regulation having the force of law; or

	vi.	your conviction of or plea of guilty or no contest to any crime involving moral turpitude; or

	vii.	any willful misrepresentation of a material fact to, or willful concealment of a material fact from, your supervisor or any other person in Kodak to whom you have a reporting relationship in any capacity; provided, however, that for the purposes of determining whether conduct constitutes willful misrepresentation or concealment, no act on your part shall be considered “willful” unless it is done by you in bad faith and without reasonable belief that your action was in the best interests of Kodak; or

	viii.	your breach of Kodak’s Business Conduct Guide, the Eastman Kodak Company Employee’s Agreement or similar guide or agreement of a prior employer.

F.	Disability. For purposes of this letter, the term “Disability” means disability under the terms of the Kodak Long-Term Disability Plan.

Ms. Mary Jane Hellyar
August 14, 2006

3.     Other Benefits

A.	In General. Kodak will provide you with the following benefits, subject to your satisfaction of the terms of this Section 3:

	i.	if, before June 1, 2007, you terminate employment as a result of a Disability (as defined above) or Kodak terminates your employment for reasons other than “Cause” (as defined above) without offering you a reasonably comparable position commensurate with your experience and background, Kodak will pay you $680,000;

	ii.	if, on or after June 1, 2007 and before June 1, 2008, you terminate employment as a result of a Disability (as defined above) or Kodak terminates your employment for reasons other than “Cause” (as defined above) without offering you a reasonably comparable position commensurate with your experience and background, Kodak will pay you $320,000;

	iii.	if your employment terminates on or after June 1, 2008 for any reason, Kodak will not make any payment to you under this Section 3.

In no event will any benefits paid under this Section 3 be “benefits bearing,” as defined above.

B.	Payment. The amount of the benefits, if any, payable to you pursuant to this Section 3 will: (i) be paid in the form of a lump sum payment within 60 days after your termination of employment; (ii) be paid out of Kodak’s general assets; (iii) not be funded in any manner; and (iv) be included in your gross income as ordinary income, subject to all income, payroll and employment tax withholdings required to be made under all applicable federal, state and local law or regulation.

Ms. Mary Jane Hellyar
August 14, 2006

4.     Miscellaneous

A.	Confidentiality. You agree to keep the content and existence of this letter agreement confidential except that you may review it with your supervisor, attorney, financial advisor, and/or with me or my designee. Prior to any such disclosure, you agree to advise these individuals of the confidential nature of this letter agreement and the facts giving rise to it as well as their obligations to maintain the confidentiality of this letter agreement and the facts giving rise to it.

B.	Tax Liability. By signing this letter agreement you agree that the Company has not provided you with advice regarding the tax treatment of any of the benefits or payments provided hereunder. You hereby acknowledge that Kodak will not report any such amounts as taxable (or make any related withholding of tax) under Section 409A of the Internal Revenue Code of 1986, as amended, or administrative guidance thereunder, and you agree to indemnify and hold the Company harmless for any liability associated with such reporting and withholding treatment.

C.	Section 409A of the Internal Revenue Code. The arrangements described in this letter agreement are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. The parties agree that they will negotiate in good faith regarding amendments necessary to bring the arrangements into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service; provided, however, that Kodak may unilaterally amend this agreement for purposes of compliance if, in it’s sole discretion, Kodak determines that such amendment would not have a material adverse effect with respect to your rights under the agreement. The parties further agree that to the extent an arrangement described in this letter fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances Kodak will administer the letter in a manner which adheres as closely as possible to the existing terms and intent of the letter while complying with Section 409A. This paragraph does not restrict Kodak’s rights (including, without limitation, the right to amend or terminate) with respect to arrangements described in this letter to the extent such rights are reserved under the terms of such arrangements.

D.	Unenforceability. If any portion of this letter agreement is deemed to be void or unenforceable by a court of competent jurisdiction, the remaining portions will remain in full force and effect to the maximum extent allowed by law. The parties intend and desire that each portion of this letter agreement be given the maximum possible effect allowed by law.

E.	Headings. The heading of the several sections of this letter agreement have been prepared for convenience and reference only and shall not control, affect the meaning, or be taken as the interpretation of any provision of this letter agreement.

F.	Applicable Law. This letter agreement, and its interpretation and application, will be governed and controlled by the laws of the State of New York, applicable as though to a contract made in New York by residents of New York and wholly to be performed in New York without giving effect to principles of conflicts of law. Disputes arising under this letter agreement shall be adjudicated within the exclusive jurisdiction of a state or federal court located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States Federal District Court located in Monroe County, New York.

Ms. Mary Jane Hellyar
August 14, 2006

G.	Amendment. Except as provided in Subsection (C), this letter agreement may not be changed, modified, or amended, other than in a writing signed by both you and Kodak which expressly acknowledges that it is changing, modifying or amending this letter agreement.

H.	Forfeiture. In the event that you violate any provision of this letter agreement, in addition to, and not in lieu of, any other remedies that Kodak may pursue against you, no further severance benefits will be made to you hereunder and you agree to immediately repay all severance benefits previously paid to you pursuant to this letter agreement. In such event all other provisions of this letter agreement will remain in full force and effect as though the breach had not occurred.

I.	Plan Documents Control. To extent that the terms of this Agreement relate to a compensation or benefit plan, such terms are subject to the provisions of the applicable governing documents (such as plan documents, administrative guides and award notices), which are subject to change.

J.	Administration. The benefit described in this Agreement will be administered by the Kodak employee with the title Director of Human Resources for Kodak (“Administrator”), in accordance with the terms of this Agreement. The Administrator will have total and exclusive responsibility to control, operate, manage and administer the Agreement in accordance with its terms and all the authority that may be necessary or helpful to enable him or her to discharge his or her responsibilities with respect to such benefits. Without limiting the generality of the preceding sentence, the Administrator will have the exclusive right to: interpret the this Agreement, decide all questions concerning eligibility for and the amount of benefits payable under this Agreement (including, without limitation, whether Kodak has offered you a reasonably comparable position for purposes of this Agreement), construe any ambiguous provision of the this Agreement, correct any default, supply any omission, reconcile any inconsistency, and decide all questions arising in the administration, interpretation and application of this Agreement. The Administrator will have full discretionary authority in all matters related to the discharge of his or her responsibilities and the exercise of his or her authority under this Agreement, including, without limitation, his or her construction of the terms of this Agreement and his or her determination of eligibility for benefits under this Agreement. It is the intent of this Agreement, as well as both parties hereto, that the decisions of the Administrator and his or her actions with respect to this Agreement will be final and binding upon all persons having or claiming to have any right or interest in or under this Agreement and that no such decision or actions shall be modified upon judicial review unless such decision or action is proven to be arbitrary or capricious.

Ms. Mary Jane Hellyar
August 14, 2006

Your signature below means that:

1.	You have had ample opportunity to discuss the terms and conditions of this letter agreement with an attorney and/or financial advisor of your choice and as a result fully understand its terms and conditions; and

2.	You accept the terms and conditions set forth in this letter agreement; and

3.	This letter agreement supersedes and replaces any and all agreements or understandings, whether written or oral, that you may have had with the Company concerning the matters discussed herein.

If you find the foregoing acceptable, please sign your name on the signature line provided below. Once the letter agreement is executed, please return it directly to my attention.

Very truly yours,

Robert L. Berman

I accept the terms and conditions of this letter agreement.

Signed:		Dated:
Mary Jane Hellyar

cc:Antonio Perez